EXHIBIT 99.1

September 5, 2014

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION ANNOUNCES ADDITIONAL DEVELOPMENT OF PROPERTIES

MIDLAND, TEXAS, September 5, 2014 – Mexco Energy Corporation (NYSE MKT:MXC) (“Mexco” or “the Company”) today announced production results of three new wells in the “B” bench of the Wolfcamp formation in Reagan County, Texas.  These wells produced at an average rate respectively of 877, 713 and 883 barrels of oil equivalent (“Boe”) per day, during the first eleven days of production through September 1, 2014 by centrifugal downhole pumps which were not operated at full capacity.  The results are not necessarily indicative of future rates of production or reserves.  These three wells are the first three of seven wells to be drilled to a vertical depth of 8,000 feet and a horizontal length of approximately 7,150 feet with a 50 stage zipper fracture treatment.  Mexco’s interest in these wells is 1.45% working interest (1.25% net revenue interest).  Mexco has expended approximately $400,000 on these wells to date.

EOG Resources, Inc. commenced production of the seventh well in a 500 acre unit located in Reagan County, Texas involving an approximately 8,000 foot vertical and 9,000 foot horizontal depth at a rate averaging approximately 403 Boe per day over a period of 25 days from inception of production.  Previously Mexco participated in the drilling of six horizontal wells in the Wolfcamp formation of the Lin field of Reagan County, Texas.  All seven of these wells are completed and currently producing. The unit, operated by EOG, contains approximately 500 acres.  Mexco’s working interest in these wells is .8086% (.6064% net revenue interest).  Mexco’s share of the costs to drill, complete and fracture these wells was approximately $350,000.

Mexco also announced the purchase of various royalty interests for $200,000 covering 43 wells in 12 counties of eight states.  Of these oil and gas reserves, approximately 54% are in Texas and 10% in Lousiana where there is acreage available for further development by horizontal drilling and fracturing.  These royalty interests are free of expenses to Mexco for drilling and operations.

In the next fifteen months Mexco currently is scheduled to participate as a non-operator owner of various working interests in the drilling and completion of 41 horizontal and three vertical wells involving an aggregate expenditure of approximately $1.8 million.  Of these 41 horizontal wells, four are located in Reagan and two in Winkler Counties, Texas, 31 in Lea and three in Eddy Counties, New Mexico, and one in Garvin County, Oklahoma.  Approximately 65% of such $1.8 million expenditure will be in Lea County, New Mexico and 30% in Reagan County, Texas.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties.  For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production.  A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended March 31, 2014.  Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact:  Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.